Free Writing Prospectus
Filed Pursuant to Rule 433
Dated March 18, 2025
Registration Statement Nos. 333-281130 and
333-281130-01

*Pricing Details* $1.547+BN Ford Credit Auto Owner Trust (FORDO) 2025-A Prime Auto Loan ABS

Active Joint Bookrunners: Societe Generale (str), Deutsche Bank, Scotiabank
Passive Bookrunners: Credit Agricole, Truist
Passive Co-Managers: BNY Capital Markets, US Bank
Active Co-Managers: CastleOak, Seelaus

-Anticipated Capital Structure-

CLS	$AMT (MM)	WAL^	MDY/S&P*	P.WIN	E.FNL	L.FNL	BENCH	SPRD	YLD	CPN	PX (%)
A-1	$315.000	0.26	P-1/A-1+	1-6	09/2025	04/2026	I-Curve	+13	4.421	4.421	100.00000
A-2A	$326.000	1.03	Aaa/AAA	6-20	11/2026	12/2027	I-Curve	+41	4.518	4.47	99.99408
A-2B	$250.000	1.03	Aaa/AAA	6-20	11/2026	12/2027	SOFR30A	+41			100.00000
A-3	$513.600	2.34	Aaa/AAA	20-39	06/2028	10/2029	I-Curve	+48	4.496	4.45	99.99028
A-4	$ 95.400	3.41	Aaa/AAA	39-42	09/2028	02/2031	I-Curve	+56	4.572	4.52	99.97159
B	$ 47.370	3.47	Aa2/AA	42-42	09/2028	02/2031	I-Curve	+93	4.944	4.89	99.98797
C	$ 31.570		<<RETAINED>>

^ WAL assumes 1.30% ABS to 10% call

* Expected Ratings

-Transaction Details-
* Deal Size	: $1,547,370,000
* BBG Ticker	: FORDO 2025-A
* Format	: SEC Registered
* Speed	: 1.30% ABS to 10.00% clean up call
* Ratings	: Moody's, S&P
* ERISA Eligible	: Yes
* Exp. Pricing	: PRICED
* Exp. Settle	: March 25, 2025
* First Pay Date	: April 15, 2025
* Min Denoms	: $1k x $1k
* B&D	: Societe Generale

-Available Materials-
* Prelim Prospectus and FWP	: Attached
* IntexNet / CDI	: Separate Message
* SSAP	: FORDO25A

-CUSIPs-
A-1	34535KAA6
A-2A	34535KAB4
A-2B	34535KAC2
A-3	34535KAD0
A-4	34535KAE8
B	34535KAF5

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108.